THE TAIWAN FUND, INC. REVIEW
April 2008

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
 The Taiwan Stock Exchange Index (“TAIEX”) rose by 3.84% in U.S. dollar terms in April. Foreign investors net sold NT$29.3 billion, while local institutions and proprietary traders net bought NT$ 15.37 billion and NT$ 18.39 billion, respectively. In terms of sector performance, the financial and the steel sectors outperformed, rising by 8.1% and 6.2% month-over-month (“MoM”), respectively. The cement and the plastic sectors underperformed and declined 7.1% and 4.6% MoM, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in March was up 3.86% year-over-year (“YoY”). The seasonally adjusted unemployment rate fell to 3.86%. According to Customs’ records, Taiwan’s exports grew by 22.77% YoY in March to US$24.3 billion. Due to weakening US/EU demand and sharp NT dollar appreciation, export orders growth slowed to 12.8% YoY in March. The annual growth rate of aggregate money supply M1B and M2 improve in March to -1.5% and 1.8%, respectively. The economic monitoring score remained flat at 27 points, holding the economic monitoring light at green for the fifth consecutive month.
Fund Performance Review:
 The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 0.36% in April. An overweight position in the handset sector and an underweight position in the petrochemical sector contributed positively to the Fund’s performance. An underweight position in the banking sector and an overweight position in the Auto & Parts sector negatively contributed to the Fund’s performance.
Investment Strategy:
 The TAIEX continued to inch up in the first half of April, as the government-to-be made progress on its cross-strait pledges. Nonetheless, amid mixed 1Q08 earnings results and 2Q08 guidance, as well as the technical overheating for cross-strait concept stocks, the TAIEX started to consolidate from the latter part of the month. Though tech valuations are generally undemanding, NT dollar appreciation and low visibility for 2H08 will continue to weigh on tech stocks, preventing long-term money from entering this sector in a big way. HSBC Investments (Taiwan) Limited expects tech shares to see a more sustainable pick-up in 3Q08 when the US fiscal checks start rolling and the impact of the Fed’s rate cuts starts to show. We do not expect any significant pullback for the TAIEX. We believe that the market is still on a medium-term upward trend.

Total Fund Sector Allocation

As of 04/30/08	% of	% of
	Total Fund	TAIEX
Computer Service and Software	0.0	0.00
Electronic Components	7.2	3.10
Electronics	2.2	1.50
IC Design	5.3	3.24
Memory IC	2.3	2.03
PC & Peripherals	12.0	15.04
Semiconductor Manufacturing	6.8	10.81
Telecommunication	9.0	9.05
TFT-LCD	8.0	6.14
Cement	0.0	1.59
Foods	1.5	1.16
Plastics	1.9	6.98
Textiles	4.4	1.93
Electric & Machinery	0.0	0.87
Elec. Appliance & Cable	0.0	0.51
Chemicals	0.0	1.52
Glass & Ceramics	2.1	0.34
Paper & Pulp	1.4	0.33
Steel & Iron	2.2	3.86
Rubber	0.0	0.87
Automobile	4.3	0.82
Construction	0.9	2.09
Transportation	0.0	2.76
Tourism	0.0	0.33
Finance	14.1	16.25
Wholesale & Retail	2.6	1.04
Others	0.0	5.55
Athletic Footwear	2.0	0.00
Petroleum Services	1.6	0.00
Real Estate	2.0	0.00
Biotech	0.0	0.29
Securities	0.0	0.00
Total	93.8	100.00
Cash	6.2

Technology	52.8	50.90
Non-Technology	26.9	32.85
Financial	14.1	16.25
Total Net Assets: US$375.26Million
Top 10 Holdings of Total Fund Portfolio

As of 04/30/08
	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.		5.41
Chunghwa Telecom Co., Ltd.		4.50
Hon Hai Precision Industry Co., Ltd.		3.58
Au Optronics Corp.		3.41
Asustek Computer, Inc.		3.22
High Tech Computer Corp.		2.77
MediaTek, Inc.		2.44
Fubon Financial Holdings Co., Ltd.		2.40
InnoLux Display Corp.		2.37
Reuntex Industries, Ltd.		2.34

Total	32.44
NAV: US$20.20       Price: US$18.74       Discount: -7.23%
No. of Shares: 18.57 Million

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Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	3.48%	3.84%	3.84%
Fiscal Year to Date (c)	1.54%	7.63%	7.77%
One Year	23.44%	23.93%	28.23%
Three Years	19.35%	16.30%	22.42%
Five years	21.49%	19.74%	23.82%
Ten Years	2.98%	1.52%	N/A
Since Inception	10.93%	11.40%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 03/31/08	As of 04/30/08
TAIEX	8572.59	8919.92
% change in NTD terms	1.90	4.05
% change in USD terms	3.67	3.84
NTD Daily avg. trading volume (In Billions)	155.48	160.23
USD Daily avg. trading volume (In Billions)	5.12	5.26
NTD Market Capitalization (In Billions)	21472.85	22722.61
USD Market Capitalization (In Billions)	706.65	746.29
FX Rate: (NT$/US$)	30.3870	30.4475

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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